Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK

The common stock, par value $0.01 per share (the “common stock”) of Global Clean Energy Holdings, Inc. (“GCEH,” “we,” “our,” and “us”) is registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following summary does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our Certificate of Incorporation (as amended, the “Certificate of Incorporation”), and Bylaws (the “Bylaws”). We encourage you to read the Certificate of Incorporation and the Bylaws, as well as the applicable provisions of the Delaware General Corporation Law (the “DGCL”), for additional information.

Authorized Capital Stock

Our authorized capital stock consists of 500,000,000 shares of common stock and 50,000,000 shares of preferred stock (the “preferred stock”). As of March 31, 2024, 50,182,233 shares of our common stock were issued and outstanding, and 145,000 shares of Series C Preferred Stock were issued and outstanding.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

Dividend Rights

Holders of common stock are entitled to receive proportionately any dividends that may be declared by our Board of Directors, subject to any preferential dividend rights of any series of preferred stock that may be outstanding.

Liquidation Rights

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the preferential rights of any outstanding preferred stock.

Absence of Other Rights

Holders of common stock have no preemptive, subscription, redemption, or conversion rights. The rights, preferences, and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue.

Warrants

As of December 31, 2023, there were an aggregate of 28,506,303 warrants to purchase our common stock at a price equal to $2.25 per share and 32,672,941 warrants to purchase our common stock at a price equal to $0.075 per share, all of which are exercisable until December 28, 2028. These warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are not redeemable.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

The warrant holders do not have the rights or privileges of holders of shares of our common stock and any voting rights until they exercise their warrants and receive shares of our common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders. The warrants were issued in a series of private placements pursuant to an exemption under the Securities Act of 1933, as amended, (the “Securities Act”).

Registration Rights

Certain holders of our securities, including our warrants, are entitled to certain rights with respect to registration of such shares under the Securities Act. These shares are referred to as registrable securities. The holders of these registrable securities possess registration rights pursuant to the terms of our amended and restated investors’ rights agreement and are described in additional detail below. The registration of shares of our common stock pursuant to the exercise of the registration rights described below would enable the holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts, selling commissions and stock transfer taxes, of the shares registered pursuant to the demand, piggyback and shelf registrations described below.

Demand Registration Rights

Certain holders of shares of our securities, including our warrants, are entitled to certain demand registration rights. Investors holding registrable securities may, on not more than three occasions, request that we register all or a portion of their shares, subject to certain specified exceptions. If any of these holders exercises its demand registration rights, then these holders will be entitled to register their shares of common stock, subject to specified conditions and limitations in the corresponding offering.

Piggyback Registration Rights

In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, certain holders of shares of our common stock will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to specified conditions and limitations.

Shelf Registration Rights

Certain holders of shares of our common stock are entitled to certain shelf registration rights on Form S-1 or, if available, Form S-3. The Company is required to maintain the effectiveness of such registration statement for a period of five years.

Preferred Stock

Under our Certificate of Incorporation, our Board of Directors has the authority, without further action by stockholders, to designate one or more series of preferred stock and to fix the voting powers, designations, preferences, limitations, restrictions, and relative rights granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference, and sinking fund terms, any or all of which may be preferential to or greater than the rights of the common stock.

The authority possessed by our Board of Directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest, or otherwise by making such attempts more difficult or more costly. Our Board of Directors may issue preferred stock with voting rights, conversion rights, and other rights that, if exercised, could adversely affect the voting power of the holders of common stock.

The issued and outstanding shares of our Series C Preferred Stock are not convertible into shares of our common stock.

Trading Symbol and Transfer Agent

Our common stock is listed for quotation on the OTCQB under the symbol “GCEH.” The transfer agent and registrar for our common stock is Colonial Stock Transfer Co, Inc. The address of our transfer agent and registrar is 66 Exchange Place, Ste 100 Salt Lake City, UT 84111, and its telephone number is (801) 355-5740.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

Certain provisions of our Certificate of Incorporation and Bylaws contain provisions that could have the effect of delaying or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our common stock because, among other reasons, the negotiation of such proposals could improve their terms. However, these provisions may have the effect of preventing changes in our management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Our Certificate of Incorporation and Bylaws include provisions that:

a.authorize our Board of Directors to issue, without further action by the stockholders, up to 50,000,000 shares of preferred stock in one or more series designated by the Board of Directors;
b.provide that our board of directors will establish the authorized number of directors from time to time within the limits specified in the bylaws;
c.specify that special meetings of our stockholders can be called only by our Board of Directors, the Chairman of the Board, the Chief Executive Officer, or the President;
d.establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our Board of Directors; and
e.provide that vacancies on our Board of Directors may be filled only by a majority of directors then in office, even though less than a quorum.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation such as GCEH from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder unless:

a.prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
b.upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not for determining the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers of the corporation and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
c.at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In this context, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.